Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors San Joaquin Bancorp

We consent to the incorporation by reference in Registration Statement No. 333-153034 on Form S-8 of San Joaquin Bancorp of our reports dated March 12, 2009, with respect to the consolidated balance sheets of San Joaquin Bancorp as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008, and with respect to San Joaquin Bancorp management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in this annual report on Form 10-K of San Joaquin Bancorp for the year ended December 31, 2008.

/s/ BROWN ARMSTRONG PAULDEN
McCOWN STARBUCK THORNBURGH & KEETER
ACCOUNTANCY CORPORATION

Bakersfield, California March 12, 2009